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                                                                 EXHIBIT (F)



                               November 13, 1997





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


          Re: Consolidated Natural Gas Company, et al.,
              SEC File Number 70-8621


Dear Sirs and Madams:

     The following opinion is rendered in accordance with the requirements of Exhibit F to Form U-1 of the Securities and Exchange Commission ("SEC") with respect to the transactions proposed ("Proposed Transactions") by Consolidated Natural Gas Company ("Consolidated") and CNG Energy Services Corporation ("Energy Services"), (referred to collectively as the "Companies"), in the Application-Declaration at SEC File No. 70-8621, as amended ("Application-Declaration"). By order dated June 16, 1995, HCAR No. 26310, the SEC authorized Energy Services to invest, through December 31, 1997, an aggregate amount not to exceed $150 million to acquire without additional SEC approval, up to 50% voting equity interest in one or more joint business entities which are established for the sole purpose of engaging in gas related activities, and/or up to 100% of the limited partnership interests in one or more partnerships established for the same purpose.

     The Companies now seek, through a post-effective amendment proceeding, to
(i) extend the time of effectiveness of the authorization to December 31, 2002,
(ii) increase the authorized investment amount to an aggregate not to exceed an additional $200 million and (iii) increase the authority of Consolidated and Energy Services to make guarantees of obligations to make equity investments in the joint entities to an amount not to exceed $200 million. Energy Services would obtain funds to acquire equity interests in new entities as requested in the Application-Declaration through (i) sales of common stock to Consolidated,
(ii) open account advances from Consolidated and (iii) long-term loans from Consolidated.




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     I have examined the certificate of incorporation and bylaws of the
Companies; corporate actions of the Companies relating to the Proposed Transactions; the Application-Declaration; and such other documents, records, laws and other matters as I deemed relevant and necessary for the purposes of this opinion.


     Based on such examination and relying thereon, I am of the opinion that when the SEC shall have permitted the Application-Declaration as amended to become effective by supplemental order, all requisite action will have been taken by the Companies which are parties to the Application-Declaration, except the actual carrying out thereof.

     In the event the Proposed Transactions are consummated in accordance with the Application-Declaration, I am of the opinion that:

   (a) No state commission has jurisdiction of the Proposed Transactions;

   (b) All state laws applicable to the Proposed Transactions will have been complied with;

   (c) Consolidated and Energy Services are validly organized and duly existing;

   (d) The shares of common stock which Energy Services may issue to Consolidated in connection with Proposed Transactions will be validly issued, fully paid and nonassessable, and the holder thereof will be entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation;

   (e) The debt securities which Energy Services may issue to Consolidated in connection with Proposed Transactions will be valid and binding obligations of the issuer;

   (f) Consolidated will legally acquire the aforesaid common stock and/or debt instruments of Energy Services;

   (g) Any guarantee which may be made by Consolidated and/or Energy Services in connection with and Proposed Transaction will be a valid and binding obligation of the respective maker;





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   (h) Energy Services will legally acquire the capital stock of, and/or partnership interests or other equity interests in the joint business enterprises described in the Application-Declaration; and

   (i) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Consolidated or Energy Services or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application-Declaration.


                                   Very truly yours,



                                   N. F. Chandler
                                   Attorney